EXHIBIT 23




                 Consent of Independent Auditors




Board of Directors
Crompton & Knowles Corporation:

We consent to incorporation by reference in this Registration Statement on Form S-8 of Crompton & Knowles Corporation of: (i) our report, which includes an explanatory paragraph regarding our responsibility related to the Company's consolidated statements of operations, stockholders' equity (deficit) and cash flows for the year ended December 30, 1995, dated January 29, 1998, and relates to the consolidated balance sheets of Crompton & Knowles Corporation and subsidiaries as of December 27, 1997 and December 28, 1996 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the two-year period ended December 27, 1997, which report is incorporated by reference in the December 27, 1997, annual report on Form 10-K of Crompton & Knowles Corporation and (ii) our report dated June 23, 1998, relating to the statements of net assets available for plan benefits of the Crompton & Knowles Corporation Employee Stock Ownership Plan as of December 31, 1997 and 1996, and the related statements of changes in net assets available for plan benefits for the years then ended, and all related schedules, which report appears in the December 31, 1997, annual report on Form 11-K of the Crompton & Knowles Employee Stock Ownership Plan.


                                   /s/KPMG Peat Marwick LLP
                                      KPMG Peat Marwick LLP



Stamford, Connecticut
August 24, 1998